Exhibit 99.1

PRESS RELEASE

Release Date:          October 29, 2008

Lpath and Merck Serono Form Alliance for ASONEP™

Agreement Includes Worldwide License to Lpath’s First-In-Class Antibody

SAN DIEGO, October 29, 2008:  Lpath, Inc. (OTC: LPTN) and Merck Serono, a division of Merck KGaA, Darmstadt, Germany, have entered into a worldwide alliance to develop and commercialize ASONEP, Lpath’s Phase 1 monoclonal antibody that is being evaluated for the treatment of cancer.

Generated via Lpath’s proprietary ImmuneY2™ drug-discovery engine, ASONEP is a humanized monoclonal antibody that neutralizes S1P, a bioactive lipid that stimulates tumor-cell migration, invasion, and survival, and also promotes angiogenesis, i.e., growth of new blood vessels. S1P has also been highly correlated with the development of drug resistance in various cancer types.

Under the terms of the agreement, Merck Serono will provide Lpath up to $23 million of upfront payments and R&D funding to support Lpath’s completion of the Phase 1 clinical trial. If Merck Serono accepts the responsibility to develop ASONEP beyond Phase 1, it will pay Lpath an additional $28 million and will fund all continuing development activities. Further payments will be made on achievement of development, regulatory, and sales milestones that could total up to $422 million should ASONEP be approved in multiple indications.

As part of the alliance, Lpath licensed to Merck Serono exclusive, worldwide rights to develop and commercialize ASONEP across all indications, and Lpath will receive royalties on commercial sales of the product.

Lpath has retained full ownership and control of its other leading drug candidates and underlying development technology, including iSONEP™ (Lpath’s ocular formulation of the anti-S1P antibody) and Lpathomab™ (an antibody against LPA, a key bioactive lipid). Further, Lpath plans to expand its pipeline of first-in-class monoclonal antibodies against bioactive lipids using its patented ImmuneY2 drug-discovery platform.

“This alliance is a promising strategic fit for Merck Serono’s business model and culture,” said Vincent Aurentz, executive vice president portfolio development and member of the Merck Serono executive board. “ASONEP is an innovative drug candidate and the first monoclonal antibody targeting a bioactive lipid to be tested in clinical trials. We believe that S1P, the bioactive-lipid target of ASONEP, plays an important role in cancer.”

Scott Pancoast, president and chief executive officer of Lpath, commented: “Merck Serono, which has distinguished itself as an outstanding developer and marketer of innovative drugs in key therapeutic areas, is an ideal partner for ASONEP and for Lpath. We expect this alliance to further validate the importance of bioactive-lipid-targeted therapeutics and extend Lpath’s leadership position in this exciting new field.”

About ASONEP

ASONEP is a unique humanized antibody that binds to and inhibits S1P, a bioactive lipid that has multiple effects on cells, including cell proliferation, migration, and survival.  S1P, which is up-regulated in tumor cells, also promotes tumor and endothelial-cell growth, angiogenesis, and inflammation, and, importantly, it prevents apoptosis (cell death).  S1P is associated with several pathologies, including cancer, ocular disorders, autoimmune disease, and inflammatory- and fibrosis-related disorders. Further, S1P has been highly correlated with drug resistance across a wide array of tumor types, as well as with increased mortality of patients with many different types of cancer.

By inhibiting S1P activity, ASONEP may be able to increase survival in cancer patients, not only via its anti-angiogenic and anti- tumorigenic effects, but also via its ability to help patients overcome drug resistance.

ASONEP is the systemic version of sonepcizumab, which is the humanized version of Sphingomab™.

About Merck Serono

Merck Serono is the division for innovative prescription pharmaceuticals of Merck KGaA, a global pharmaceutical and chemical group. Headquartered in Geneva, Switzerland, Merck Serono discovers, develops, manufactures and markets innovative small molecules and biopharmaceuticals to help patients with unmet medical needs. Its North American business operates in the United States and Canada as EMD Serono.

Merck Serono has leading brands serving patients with cancer (Erbitux®), multiple sclerosis (Rebif®), infertility (Gonal-f®), endocrine and cardiometabolic disorders (Glucophage®, Concor®, Saizen®, Serostim®), as well as psoriasis (Raptiva®).

With an annual R&D investment of around € 1billion (~$1.5 billion), Merck Serono is committed to growing its business in specialist-focused therapeutic areas including neurodegenerative diseases, oncology, fertility, and endocrinology, as well as new areas potentially arising out of research and development in autoimmune and inflammatory diseases.

For more information, please visit http://www.merckserono.net or http://www.merck.de.

About Merck KGaA

Merck is a global pharmaceutical and chemical company with total revenues of € 7.1 billion in 2007, a history that began in 1668, and a future shaped by 32,458 employees in 59 countries. Its success is characterized by innovations from entrepreneurial employees. Merck’s operating activities come under the umbrella of Merck KGaA, in which the Merck family holds an approximately 70% interest and free shareholders own the remaining approximately 30%. In 1917 the U.S. subsidiary Merck & Co. was expropriated and has been an independent company ever since.

About Lpath

Lpath, Inc., headquartered in San Diego, California, is the category leader in bioactive-lipid-targeted therapeutics, an emerging field of medical science whereby bioactive signaling lipids are targeted for treating important human diseases. ASONEP™, an antibody against S1P, is currently in Phase 1 clinical trials for the treatment of cancer and also holds promise against multiple sclerosis and various other disorders. A second product candidate, iSONEP™ (the ocular formulation of the S1P antibody), has demonstrated superior results in various preclinical AMD and retinopathy models and has received FDA authorization to begin Phase 1 clinical trials.  Lpath’s third product candidate, Lpathomab™, is an antibody against LPA, a key bioactive lipid that has been long recognized as a valid disease target (fibrosis, cancer, neuropathic pain). The company’s unique ability to generate novel antibodies against bioactive lipids is based on its ImmuneY2™ drug-discovery engine, which the company is leveraging as a means to expand its pipeline. For more information, visit www.Lpath.com.

About Forward-Looking Statements:

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations.  For example, there can be no assurance that the agreement between Lpath and Merck Serono will continue to be in effect or that the milestones stated in such agreement will be met.  In addition, there is no assurance that results will be timely, necessary regulatory approvals will be obtained, the proposed treatments will prove to be safe or effective, or required clinical trials will be ultimately successful.  Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development of therapeutic drugs, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on research grants, current and future competition, and other risks described from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Lpath Contacts:

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast (858) 678-0800 x104	Redington, Inc.
President & CEO, spancoast@Lpath.com	Thomas Redington (212) 926-1733
www.Lpath.com	info@redingtoninc.com
www.redingtoninc.com